Section 1:CODE OF ETHICS AND OTHER PERSONAL CONDUCT POLICIES

Code of Ethics
REQUIREMENT:
An investment adviser has a fiduciary duty to place its client’s interests ahead of its own. Among other things, a fiduciary is prohibited from taking advantage of an investment opportunity at the expense of its clients. Specifically, Section 206 of the Advisers Act prohibits an investment adviser from:
•Employing any device, scheme, or artifice to defraud any client or prospective client.
•Engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.
•Engaging in any principal transaction with a client without first making specified written disclosures and obtaining written consent.
•Engaging in any act, practice, or course of business which is fraudulent, or manipulative.
Adoption of a Code of Ethics. Rule 204A-1 under the Advisers Act requires investment advisers to adopt a written code of ethics addressing, among other things:
•Standard(s) of business conduct required of supervised persons that reflect the adviser’s fiduciary obligations and those of its supervised persons.
•Provisions mandating compliance with applicable Federal Securities Laws by supervised persons.
•Provisions requiring all “Access Persons,” as defined in Rule 204A-1,1 to report, and the adviser to review, personal securities transactions and holdings.
•Provisions requiring supervised persons to report violations of the code to the CCO.
•Provisions requiring the adviser to provide a copy of the code to each supervised person and obtain from them written acknowledgment of receipt.
All V-Square executives and employees are considered Access Persons. Directors are considered Access Persons unless they have met conditions adequate to rebut the presumption that they are Access Persons, subject to the approval of the President and CCO.
Personal Trading. V-Square permits Access Persons to trade securities for the benefit of their own accounts if pre-cleared by the CCO. Rule 204A-1 mandates pre-approval for the following securities:
Initial Public Offerings: Access Persons may not acquire Beneficial Ownership in ANY securities in an initial public offering without the prior written approval of the CCO.
Private Placements and Investment Opportunities of Limited Availability: Access Persons may not acquire Beneficial Ownership in ANY securities in a “limited offering” without prior approval of the CCO. A “limited offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6) or Regulation D under the Securities Act. Examples of securities that are sold in a “limited offering” include private equity funds, venture capital funds, hedge funds, and business partnerships (e.g., buying an LLC that owns a business). The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with V-Square. Sales of interests in any limited offering must also be approved by the CCO.
1 Rule 204A-1 defines an “access person” as
(i) Any of your supervised persons:
(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.
.

Generally, approval for transactions in portfolio securities will be denied for any securities expected to be traded on behalf of a Client that day. Personal trades which have been pre-cleared are matched to statements or confirmations.
The President or the CIO will be responsible for reviewing trade requests by the CCO.
Reporting of Personal Securities Holdings. Rule 204A-1 requires that Access Persons submit securities holdings reports within 10 days of becoming an Access Person and at least once each twelve-month period thereafter. It also requires that Access Persons submit quarterly transaction reports no later than 30 days after the end of each calendar quarter (or broker trade confirmations or account statements in lieu of such transaction reports). The reports must include: the title, CUSIP number and amount of the security involved; the interest rate and maturity date if the security is a debt security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; and the name of the broker, dealer, or bank with or through which the transaction was effected.
Excepted from the reporting requirements are transactions:
•With respect to securities in an account over which the Access Person had no direct or indirect influence or control.
•Effected pursuant to an automatic investment plan.
•Already reported in a broker trade confirmation or account statement held by the investment adviser and received by the investment adviser within 30 days of the end of the applicable calendar quarter.
•In direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, and shares of certain types of registered investment companies.
POLICY:
The Adviser has adopted a Code of Ethics attached hereto as Appendix A that governs the actions of Supervised Persons to help ensure that violations of the Federal Securities Laws regarding personal securities transactions do not occur and that the Adviser meets its fiduciary duty to the Clients by dealing with them justly and equitably, as required under Rule 204A-1 of the Advisers Act. Supervised Persons must promptly report any violation or suspected violation of the Code of Ethics to the CCO. To effect the Code of Ethics, the Adviser has adopted the following guidelines and procedures.
Appointment of the CCO to oversee personal trading. Appointing the CCO as the point person for issues concerning personal securities transactions serves to centralize responsibility for overseeing compliance with the Adviser’s policies and provides a resource for giving guidance and answering questions. The President or the CIO will be responsible for reviewing personal trading of the CCO.
Written Policies and Procedures Statement. The Code of Ethics explains the ethical, business, and legal reasons for avoiding improper trading practices. Newly hired Supervised Persons must attest they have read the Code of Ethics, and all Supervised Persons must make this attestation annually.
Regular Meetings. As part of the Adviser’s training program, the CCO endeavors to meet with and/ or contact newly hired Supervised Persons for the purpose of ensuring that all Supervised Persons understand the requirements of the Code of Ethics and that the CCO is exercising sufficient oversight and supervision of personal securities transactions. The CCO may distribute firm-wide communications to help train Supervised Persons on the Adviser’s compliance procedures and meet with Supervised Persons throughout the year fielding questions to ensure the Adviser’s compliance guidelines and procedures are met.
Review of Trading. To ensure compliance, all Access Persons and members of their Family are required to pre-clear all securities trades, including trades involving initial public offerings and limited offerings (private placements), and to submit quarterly transaction reports and annual holdings reports as required by Rule 204A-1. Access Persons are instructed to direct pre-clearance requests and the required reports to the CCO. The CCO will direct his/her pre-clearance requests and required holdings reports to the President or CIO.

Reporting. To ensure compliance with 17j-1(c)(2)(ii), on a periodic basis, but not less than annually, the Chief Compliance Officer shall prepare a written report to the Fund’s management and Board of Trustees setting forth the following:
–A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations.
–A certification on behalf of V-Square that V-Square has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;
–A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

PROCEDURES:
The CCO is responsible for performing the following compliance procedures.

CODE OF ETHICS / PERSONAL SECURITIES TRANSACTIONS
Who	CCO
What
•The Firm adopts a Code of Ethics and amends it as necessary
•Distribute and review the Code of Ethics with all Supervised Persons
•Obtain initial holdings reports, quarterly transaction reports (or duplicate trade confirmations, statements from broker-dealers, and annual holdings reports, following up as necessary to ensure receipt of personal accounts being handled by advisory representatives, and review for prohibited or questionable conduct or transactions
•Review holdings and transaction reports for prohibited or questionable conduct or transactions

When
•Upon hire of a new Supervised Person
•Quarterly for review of transactions
•Annually, review Code of Ethics to analyze the need for any amendments, as necessary
•Annually, ensure distribution of Code of Ethics

How Evidenced	•Code of Ethics and notes relating thereto •Initial Holdings Reports, Quarterly Trading Reports and Annual Holdings Reports •Copies of e-mails regarding pre-clearance requests, similar forms
Retention Period	A minimum of six years in an easily accessible place
Review Procedure	Review files as part of the Annual Review

Insider Trading Prevention

REQUIREMENT
It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Potential penalties for each insider trading violation include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director’s, officer’s or employee’s insider trading violations. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of advisory clients may lead to additional penalties.
Rule 10b5 under the 1934 Act makes it unlawful for any person to misuse, either directly or indirectly, any material, non-public information. “Material, non-public information” is any information that has not been publicly disseminated and that a reasonable person might consider important in making an investment decision. Examples of the types of information that are likely to be deemed “material” include, but are not limited to, the following:

•Dividend increases or decreases;
•Earnings estimates or material changes in previously released earnings estimates;
•Significant expansion or curtailment of operations;
•Significant increase or decline in revenues;
•Significant merger or acquisition proposals or agreements, including tender offers;
•Significant new products or discoveries;
•Extraordinary borrowing or liquidity problems;
•Major litigation;
•Extraordinary management developments; and
•The purchase and sale of substantial assets.
In the investment advisory context, insider trading occurs, for example, when an investment adviser recommends a transaction in a security to advisory clients or engages in personal securities transactions for himself/herself, while possessing material, nonpublic information regarding the security.
The Insider Trading and Securities Fraud Enforcement Act of 1988 effectively makes organizations liable for the misuse of material, nonpublic information by its associated persons if the organization does not have policies and procedures designed to detect and prevent the misuse of material, nonpublic information. Section 204A requires investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to preserve the confidentiality and prevent misuse of material nonpublic information. The SEC requires that such procedures take into consideration the specific circumstances of the adviser’s business.2
POLICY
The Adviser has adopted an Insider Trading Policy, which is part of its Code of Ethics. It is the policy of the Adviser that no partner, director, officer or Supervised Person of the Adviser, or of any of its controlled affiliates or subsidiaries, and any other persons designated by the CCO or this policy, as being subject to this policy:
•who is aware of material, non-public information may, directly or indirectly through family members or other persons or entities, (a) buy or sell securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the 1934 Act), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Adviser, including family and friends; or
•who, in the course of working for or on behalf of the Adviser, learns of material, non-public information about a company with which the Adviser does, or is proposing to do,
2 See Gabelli & Co., Securities and Exchange Act Rel. No. 35057 (Dec. 8, 1994).

business, including a Client, customer or supplier of the Adviser, may trade in that company’s securities until the information becomes public or is no longer material.
If you are uncertain as to whether information in your possession is material non-public information, contact the CCO immediately.
PROCEDURES
The CCO is responsible for ensuring compliance with this policy and implementation of the following procedures.

INSIDER TRADING PREVENTION
Who	CCO
What
•Distribute and review the Code of Ethics with all Employees
•Obtain annual certification of acknowledgement from Supervised Persons
•Upon receipt of e-mail requesting pre-clearance of trade, ascertain whether the trade is consistent with the Adviser’s trading policies and that Employee and the Adviser is not in current possession of any inside information.
•Notify individual making pre-clearance request whether trade is acceptable
•Respond to queries regarding potential material non-public information

When	•Annual certifications •Review pre-clearance (and hardship) requests as received •Review Insider Trading Policy annually for any amendments, as necessary
How Evidenced
•Insider Trading Policy in Code of Ethics
•Documentation regarding pre-clearance requests and responses
•Documentation of responses to queries regarding potential material non-public information
•Documentation supporting hardship exceptions made, if any

Retention Period	A minimum of six years in an easily accessible place
Review Procedure	Review files as part of the Annual Review

Gifts & Entertainment

REQUIREMENT
Supervised Persons and their immediate families should not solicit, accept, retain or provide any gifts or favors which might influence decisions of the Supervised Person or the recipient in making business transactions involving the Adviser or which others might reasonably believe could influence those decisions.
POLICY
Generally, without the written approval of the CCO, no gift may be accepted or provided by a Supervised Person that exceeds the de minimis value established by the Adviser, which is currently set at $150. No Supervised Person may give or accept gifts of cash or cash equivalents.
The policy does not apply to gifts of de minimis value (e.g., pens, notepads, doughnuts, pizza, modest desk ornaments, etc.) or to promotional items of nominal value that display a firm logo (e.g., umbrellas, tote bags, shirts, etc.) and “personal” gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held. De minimis gifts and promotional items must be less than the $150 limit to fall within the exclusion.
These prohibitions do not apply to ordinary and usual business entertainment, so long as such entertainment is neither so frequent nor so extensive as to raise questions of impropriety. For an item to be considered “business entertainment,” the vendor must be present at the event/meal and there must be an opportunity to discuss matters relating to Adviser or Client business. For example, if a Supervised Person receives theater tickets from a vendor, the tickets are “business entertainment” only if the vendor attends the event and there is an opportunity to discuss business matters. If not, the tickets should be treated as a “gift” for purposes of this policy and subject to the limitations.
Regardless of the dollar value, Supervised Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, ERISA fiduciaries, or Clients of the Adviser.
Gift & Entertainment Reporting. Each Supervised Person must report all gifts received or given in connection with the Supervised Person’s employment to the CCO. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the Supervised Person. Each Supervised Person must report in advance, when known, any business entertainment event likely to be viewed as frequent or of such value as to raise a question of impropriety, and any such event with a value in excess of $1,000 must be approved in advance by the CCO. Such reporting must include a description of the gift or business event, the date it occurred, the name and affiliation of the giver/recipient, the business purpose related to the gift or entertainment event and the amount (estimate if need) if applicable contemporaneously with their receipt or occurrence. Each Supervised Person must also report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value.
Cash Gifts. No Supervised Person may give or accept cash gifts or cash equivalents to or from a Client, prospective Client, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.
Certain Gifts and Entertainment Prohibited. Notwithstanding the foregoing, certain gifts or entertainment are prohibited, unless pre-cleared with the CCO, as follows:
1.Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by V-Square to a labor union or a union official may be required to be reported on Department Labor Form LM-10 within 90 days following the end of V-Square’s fiscal year. Consequently, any proposed gifts and entertainment to be provided to labor unions or union officials must be pre-cleared with the CCO.
2.Gifts and Entertainment Given to ERISA Plan Fiduciaries – V-Square is prohibited from giving gifts or entertainment to any ERISA plan fiduciary. Consequently, any proposed gifts and entertainment provided to ERISA plan fiduciaries must be pre-cleared with the CCO.
3.Gifts and Entertainment Given to US Public Officials - Each state and local municipality has its own unique rules and regulations governing what their public officials may receive in gifts and entertainment. In certain cases states and municipalities may impose penalties on third parties for violating their respective regulations on gifts and entertainment. Consequently, any proposed gifts and entertainment to be provided to any US Public Official must be pre-cleared with the CCO.
4.Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCAP”) prohibits the giving of “anything of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCAP applicable to those institutions.
The FCAP includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Civil and criminal penalties for violating the FCAP can be severe.

Employees must obtain written preclearance from the CCO prior to giving anything of value that might be subject to the FCAP.
PROCEDURES
The CCO is responsible for compliance with the following procedures:

GIFTS AND ENTERTAINMENT PROCEDURES
Who	CCO
What	•Review pre-approval requests and assess potential conflicts •Ensure annual certifications are completed
When	•Supervised Persons obtain pre-clearance as necessary •Annual certification
How Evidenced	•Pre-clearance requests •Gift and entertainment log maintained of all approved and denied gifts and entertainment over de minimis limits •Annual certifications maintained
Retention Period	A minimum of five years from the end of the fiscal year during which the record or the last entry on the record was made, the first two years in an appropriate office of the investment adviser
Review Procedure	Review Gift and Entertainment records on a periodic basis as necessary and as part of the Annual Review

Outside Business Activities

REQUIREMENT:
Due to supervisory and conflict of interest concerns, the outside business and investment activities of an investment adviser’s Supervised Persons should be monitored by the investment adviser.
POLICY
Except for non-executive members of the Board of Managers, V-Square generally prohibits its Supervised Persons from engaging in investment related activities, or being employed by or accepting compensation from any non-affiliated person as a result of any business activity that is substantively similar to one being conducted or developed by the Adviser. Supervised Persons that wish to engage in outside investment related activities must obtain pre-clearance of such activity from the CCO, with the exception of service to industry associations, which is not required to be pre-cleared or reported. Annually, Supervised Persons are required to disclose their current outside business activities as part of the annual certification process.
When approving an outside business activity, the CCO will consider whether the proposed activity will: (i) interfere with or otherwise compromise a Supervised Person’s responsibilities to the Adviser or investors or (ii) be viewed by investors or the public as part of the Adviser’s business. The CCO, in conjunction with senior management, will evaluate whether to impose specific conditions or limitations on the outside business activity, including where circumstances warrant, prohibiting the activity.
The policy is designed to help the Adviser and its Supervised Persons minimize conflicts of interest. Accordingly, Supervised Persons with approved outside business activities: (1) should not be involved with arranging or negotiating the terms of any business relationship between the other organization and the Adviser unless approved by the CCO; and (2) have an ongoing obligation to notify the CCO if any new conflicts of interest could arise as a result of the outside business activities, or if they cease such outside business activities. For example, if the other organization began offering additional services or products, a new conflict of interest may develop.
Additionally, V-Square has adopted the MPS Trust’s Policy regarding Service as Director which prohibits investment personnel from serving on the board of a company which is a portfolio holding.

PROCEDURES
The CCO is responsible for implementing the above policy and the following procedures:

PROCEDURES FOR OUTSIDE BUSINESS ACTIVITIES
Who	CCO
What	•Include policy in ongoing compliance training for all Supervised Persons •Review requests for approval of certain outside employment
When	•Upon initial employment with the Adviser •As needed thereafter
How Evidenced
•Requests for approval and responses to such requests
•Periodic confirmation by Supervised Persons that no such activities have been undertaken, or if approved, that such activities have not changed since the approval was granted

Retention Period	A minimum of six years after termination of employee’s association with the Adviser
Review Procedure	Review as part of Annual Review